SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2003

ATLAS PIPELINE PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14998	23-3011077
(State of incorporation	(Commission	(I.R.S. Employer
or organization)	File Number)	Identification No.)
311 Rouser Road, Moon Township, Pennsylvania 15108 (Address of principal executive offices) (Zip code) Registrant’s telephone number, including area code: (412) 262-2830

Item 5.     Other Events.

        On September 16, 2003, Atlas Pipeline Partners, L.P. (the “Company”) entered into a purchase and sale agreement with SEMCO Energy, Inc. pursuant to which the Company or its designee will purchase all of the outstanding equity of Alaska Pipeline Company, the owner of an intrastate natural gas transmission pipeline which delivers gas to metropolitan Anchorage (the “Acquisition”). The total consideration, payable in cash at closing, will be approximately $95 million, subject to an adjustment based on the amount of working capital that Alaska Pipeline has at closing.

        Consummation of the Acquisition is subject to a number of conditions, including receipt of governmental and non-governmental consents and approvals and absence of a material adverse change in Alaska Pipeline’s business. Among the required governmental authorizations are approval of the Regulatory Commission of Alaska and expiration, without adverse action, of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The purchase and sale agreement may be terminated by either the Company or SEMCO if the transaction is not consummated by June 16, 2004. The purchase and sale agreement contains customary representations, warranties and indemnifications.

        As part of the Acquisition, at closing Alaska Pipeline will enter into an operation and maintenance agreement with SEMCO under which SEMCO will continue to operate and maintain the pipeline for at least 5 years. During the first 3 years of the agreement, the Company will pay SEMCO $334,000 per month for such services; thereafter, SEMCO’s fee will be based on its actual historic costs in providing the services plus an inflation adjustment. In addition, the parties will enter into transportation agreements pursuant to which SEMCO will pay a reservation fee for use of all of the pipeline’s transportation capacity of $943,000 per month, plus $.075 per mcf of gas transported, for 10 years.

        The Company has received a commitment from Wachovia Bank, National Association and Wachovia Capital Markets, LLC for a $50 million credit facility to partially finance the Acquisition. In addition, the Company has received a commitment from Friedman, Billings & Ramsey Group, Inc. to make a $25 million preferred equity investment in a special purpose entity, to be jointly owned by FBR and the Company, which will be the acquirer of Alaska Pipeline (the “SPV”). Under the terms of the FBR commitment, the Company will have the right, during the 18 months following the closing of the Acquisition, to purchase FBR’s preferred equity interest in the SPV at FBR’s original cost plus accrued and unpaid preferred distributions and a premium. If the Company does not purchase all of FBR’s preferred equity interest, FBR will have a right to require Resource America, Inc., the holder of all of the Company’s subordinated common units and the parent of the Company’s general partner, to purchase all of FBR’s preferred equity interest.

Item 7.	Financial Statements and Exhibits
(c)	Exhibits
99.1 Purchase and Sale Agreement
99.2 Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ATLAS PIPELINE PARTNERS, L.P. By: Atlas Pipeline Partners GP, LLC Its General Partner
Dated: September 16, 2003

By: /s/ Michael L. Staines ________________________________ Michael L. Staines, President, Chief Operating Officer and Secretary